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                                  EXHIBIT 23.1

            Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Fulton Financial Corporation:

We consent to the incorporation by reference in the registration statements (No. 333-05481, No. 333-44788, No. 333-81377, No. 333-64744, No. 333-76600, No.
333-76596, No. 333-76594, No. 333-107625, No. 333-114206, No. 333-116625, No.
333-121896, and No. 333-126281) on Forms S-8 and on registration statements (No. 33-37835, No. 333-61268, and No. 333-123532) on Forms S-3 of Fulton Financial
Corporation of our reports dated February 22, 2005, except as described in note M, which is as of November 9, 2005, with respect to the consolidated balance sheets of Fulton Financial Corporation as of December 31, 2004 and 2003, and the related consolidated statements of income, shareholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2004, management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 and the effectiveness of internal control over financial reporting as of December 31, 2004, which reports appear in the December 31, 2004 annual report on Form 10-K of Fulton Financial Corporation.

Our report dated February 22, 2005, on management's assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2004, contains an explanatory paragraph that states Fulton Financial Corporation acquired First Washington FinancialCorp. on December 31, 2004, and management excluded from its assessment of the effectiveness of Fulton Financial Corporation's internal control over financial reporting as of December 31, 2004, First Washington FinancialCorp.'s internal control over financial reporting associated with total assets of approximately $585 million and total revenues of $0 included in the consolidated financial statements of Fulton Financial Corporation as of and for the year ended December 31, 2004. Our audit of internal control over financial reporting of Fulton Financial Corporation also excluded an evaluation of the internal control over financial reporting fo First Washington FinancialCorp.


/s/ KPMG LLP

Harrisburg, Pennsylvania
November 30, 2005


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